Exhibit 99.1

Sanara MedTech Inc. Announces the Purchase of Certain Assets from Rochal Industries, LLC

FORT WORTH, TX / ACCESSWIRE / July 19, 2021 / Sanara MedTech Inc.

Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a provider of surgical and chronic wound care products dedicated to improving patient outcomes, announced today the acquisition of certain assets of Rochal Industries, LLC (“Rochal”).

Ron Nixon, Sanara’s Executive Chairman, stated, “As part of our comprehensive wound and skin strategy, Sanara is committed to commercializing innovative products that improve outcomes at a lower overall cost. We believe the addition of the Rochal team, with their extensive experience in commercializing technology innovations, is a key component to helping us achieve that strategy. Through this acquisition, Sanara gained a dedicated research and development team, led by Dr. Rebecca McMahon, that we believe can develop products uniquely suited to address our patients’ wound and skin conditions. This team also strengthens our expertise in areas of regulatory, manufacturing, and quality control and aligns the long-term interests of both companies.”

Ann Beal Salamone, Rochal’s Chairman, added, “Rochal has enjoyed a fruitful relationship with Sanara since 2019 and is looking forward to the continuing success of its products under Sanara’s leadership.”

Transaction Summary

Sanara acquired certain assets of Rochal, including, among others, intellectual property, four FDA 510(k) clearances, rights to license certain products and technologies currently under development, equipment, and supplies. In addition, Sanara has hired all Rochal personnel. Rochal retained certain license agreements for products already licensed to Sanara, one silicone FDA 510(k) cleared product, and rights to certain products and technologies currently under development.

The purchase price for the Rochal assets was approximately $1.0 million, consisting of $0.5 million in Sanara common stock and approximately $0.5 million in cash. Sanara believes that by acquiring these assets, it will incur approximately $1.2 million to $1.5 million in additional operating expenses in the first 12 months following the acquisition, but some of this expense could be offset by future grants and outside contract revenue that may be received by the Company as a result of the acquisition.
About Rochal Industries, LLC

Rochal Industries, LLC, established in 1986, is a global leader in commercializing technology innovations in natural and synthetic polymers, antimicrobials, and biological systems. As a company focused on wound and skin care, Rochal created the field of non-stinging liquid bandages in the 1990’s and has continued to develop next generation products in that category.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes, and develops wound and skincare products for use by physicians and clinicians in hospitals, clinics, and all post-acute care settings and is seeking to offer wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen® to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL™ Hydrolyzed Collagen. Through the Rochal asset acquisition, Sanara’s pipeline now contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement, and cell compatible substrates. The Company believes it has acquired the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skincare for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry. For more information, visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipate,” “believes,” “contemplates,” “continue” “could,” “estimates,” “expect,” “intend,” “may,” “plan,” “potential” “predicts,” “preliminary,” “project,” “seek,” “should,” “target,” “will,” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding anticipated costs and expenses to be incurred as a result of the acquisition, the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as Sanara’s ability to successfully integrate the acquired business and operations of Rochal, including Sanara’s ability to retain key employees following the acquisition, unexpected costs or expenses that may result from the acquisition, uncertainties associated with the development and process for obtaining regulatory approval for new products, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations
713-826-0524
CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.